ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents
  STATE

1. STATE

STATE	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
Alabama	51	$4,770,584.19	0.52%	591	83.34%	8.883%	96.99%
Alaska	15	2,708,049.91	0.30	623	81.18	8.713	100.00
Arizona	184	32,493,522.57	3.57	615	81.77	8.705	81.11
Arkansas	54	4,820,195.51	0.53	631	84.49	8.372	97.80
California	887	239,640,802.08	26.36	633	81.38	8.249	92.95
Colorado	88	14,825,507.40	1.63	615	83.57	7.918	92.14
Connecticut	54	10,559,663.19	1.16	615	84.73	8.516	96.21
Delaware	11	1,345,805.21	0.15	587	78.07	8.285	100.00
Florida	446	77,364,355.91	8.51	607	81.39	8.449	86.60
Georgia	135	16,068,753.28	1.77	606	84.79	8.717	95.20
Hawaii	59	20,830,817.14	2.29	640	82.40	7.481	81.92
Idaho	20	3,258,616.58	0.36	589	80.44	8.573	96.73
Illinois	177	30,048,559.49	3.30	622	83.37	8.018	92.84
Indiana	55	4,787,426.32	0.53	617	86.26	8.702	89.61
Iowa	33	3,006,340.18	0.33	593	86.14	8.929	96.93
Kansas	25	2,296,328.12	0.25	621	83.90	8.725	100.00
Kentucky	23	1,670,723.31	0.18	597	85.81	8.714	96.24
Louisiana	14	1,327,251.33	0.15	611	80.73	8.927	100.00
Maine	25	3,758,506.65	0.41	629	82.58	8.158	98.01
Maryland	154	37,997,218.19	4.18	598	80.15	8.048	98.68
Massachusetts	127	34,411,417.52	3.78	580	79.59	8.442	96.29
Michigan	126	13,174,146.95	1.45	590	82.40	8.955	91.99
Minnesota	61	7,253,723.05	0.80	630	83.88	8.350	87.85
Mississippi	25	1,865,710.37	0.21	590	87.86	9.410	90.82
Missouri	58	5,384,785.39	0.59	599	85.22	9.226	92.19
Montana	8	966,985.44	0.11	625	87.80	9.099	100.00
Nebraska	25	2,313,889.66	0.25	604	87.38	8.886	100.00
Nevada	93	21,605,209.00	2.38	638	83.22	8.061	89.72
New Hampshire	13	2,454,976.32	0.27	582	83.24	8.267	93.10
New Jersey	231	60,588,224.68	6.66	613	81.92	8.230	95.00
New Mexico	52	7,263,346.54	0.80	606	83.89	8.353	97.89
New York	277	94,666,650.43	10.41	630	81.84	7.773	95.78
North Carolina	48	5,973,223.33	0.66	597	82.95	9.057	91.50
North Dakota	2	88,760.20	0.01	574	84.69	10.175	100.00
Ohio	98	10,876,013.40	1.20	606	87.47	8.428	88.36
Oklahoma	13	648,801.33	0.07	610	90.32	9.886	100.00
Oregon	60	10,953,043.07	1.20	625	83.83	8.140	83.77
Pennsylvania	115	13,298,296.03	1.46	596	82.54	8.571	96.85
Rhode Island	26	5,255,383.33	0.58	594	82.00	8.764	92.55
South Carolina	43	5,506,136.70	0.61	598	84.20	8.260	91.60
South Dakota	1	20,583.86	0.00	590	100.00	12.500	100.00
Tennessee	92	9,297,585.19	1.02	607	84.70	8.342	96.72
Texas	346	33,720,905.70	3.71	605	81.74	8.505	89.13
Utah	34	5,255,194.77	0.58	631	86.32	7.875	79.32
Vermont	2	153,058.88	0.02	592	91.89	11.210	100.00
Washington	73	14,389,912.93	1.58	609	82.31	7.937	93.94
Virginia	82	17,176,131.46	1.89	604	80.69	8.397	94.70
West Virginia	4	800,070.86	0.09	599	81.42	8.269	92.07
Wisconsin	73	8,669,783.59	0.95	608	83.38	8.631	92.12
Wyoming	3	362,621.82	0.04	649	93.47	7.861	100.00
Washington DC	5	1,226,183.14	0.13	614	75.67	9.448	78.31
Total:	4,726	$909,199,781.50	100.00%	618	82.08%	8.270%	92.38%

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Apr 19, 2006 12:59

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.